Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Coeptis Pharmaceuticals, Inc.

Wexford, Pennsylvania

We hereby consent to the use in this Form 8-K/A of Vinings Holdings, Inc. of our report dated February 12, 2021, except for the Restatement described in Note 1 and the effects thereof, which is dated as of May 6, 2021, related to the financial statements of Coeptis Pharmaceuticals, Inc. as of December 31, 2019 and 2018 and for the years then ended. Our report on the financial statements included an explanatory paragraph expressing substantial doubt regarding Coeptis Pharmaceuticals, Inc.’s ability to continue as a going concern.

Certified Public Accountants

Dallas, Texas

May 6, 2021